GPU, Inc.
                               300 Madison Avenue
                          Morristown, New Jersey 07962



                                                   February 22, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  GPU, Inc.  Amendment  No. 1 to  Application  on Form U-1
     File No. 70-9599, Filed on February 18, 2000 at 15:30 p.m.,
     Accession  No.  0000040779-00-000018
     ---------------------------------------------------------------

Ladies and Gentlemen:

     On behalf of GPU, Inc., we are requesting that the Amendment No. 1 to the Application on Form U-1, File No. 70-9599, filed on February 18, 2000, be withdrawn forthwith. This filing was made erroneously.

                                            GPU, Inc.

                                            By: /s/ T. G. Howson
                                               -----------------
                                            T. G. Howson
                                            Vice President and Treasurer